Schedule A
To
Quaker Investment Trust
Investment Advisory Agreement

Portfolios of the Trust
As amended February 19, 2009

The following Funds offered by Quaker Investment Trust (the “Trust”), and the fees payable to Quaker Funds, Inc. (“Adviser”) for services rendered to each such Fund, are as follows:

Name of Fund	Annual Fee Rate (as perentage of average daily net assets)
Quaker Strategic Growth Fund	1.30%
Quaker Mid-Cap Value Fund	1.05%
Quaker Small-Cap Value Fund	1.20%
Quaker Capital Opportunities Fund	1.05%
Quaker Biotech Pharma-Healthcare Fund	1.45%
Quaker Global Tactical Allocation Fund	1.25%
Quaker Small Cap Growth Tactical Allocation Fund	1.00%
Quaker Long-Short Tactical Allocation Fund	1.70%
Quaker Large-Cap Value Tactical Allocation Fund	[1.25]%

The following table shows the fees payable to the respective sub-advisers by the Adviser for investment sub-advisory services rendered to each Fund:

Name of Fund	Name of Sub-Adviser	Annual Fee Rate, as percentage of average daily net assets
Quaker Strategic Growth Fund	D.G. Capital Management, Inc.	0.75%
Quaker Mid-Cap Value Fund	Global Capital Management, Inc.	0.75%
Quaker Small-Cap Value Fund	Aronson+Johnson+Ortiz, LP	0.90%
Quaker Capital Opportunities Fund	Knott Capital Management	0.75%
Quaker Biotech Pharma-Healthcare Fund	Sectoral Asset Management, LC	0.95%
Quaker Global Tactical Allocation Fund	D.G. Capital Management, Inc.	0.75%
Quaker Small Cap Growth Tactical Allocation Fund	Bjurman, Barry & Assoc.	0.50%
Quaker Long-Short Tactical Allocation Fund	Rock Canyon Advisory Group	1.20%
Quaker Large-Cap Value Tactical Allocation Fund	Rock Canyon Advisory Group	[0.75]%

QUAKER INVESTMENT TRUST

/s/ Justin Brundage
Justin Brundage
Secretary
Date: February 19, 2009